Exhibit 11.1


                 Statement re: Computation of Earnings Per Share

         As of September 30, 2004, dilutive common shares outstanding were not used in the computation of loss per share as their affect would have been anit-dilutive for all periods presented in this registration statement. Basic loss per common share was computing by dividing loss available to common shareholders by the weighted-average number of common shares outstanding during the periods presented after giving effect to all shares splits, both forward and reverse in accordance with FAS128.